Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the American Depository Shares, each representing 0.1 no par value registered Ordinary Shares, of Spark Networks SE. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: December 12, 2019

PEAK6 INVESTMENTS LLC

By: /s/ Jay Coppoletta

Name: Jay Coppoletta

Title: Chief Corp. Dev &

Legal Officer

PEAK6 GROUP LLC

By: /s/ Jay Coppoletta

Name: Jay Coppoletta

Title: Chief Corp. Dev &

Legal Officer

PEAK6 CAPITAL MANAGEMENT LLC

By: /s/ Tom Simpson

Name: Tom Simpson

Title: Chief Executive Officer

PEAK6 LLC

By: /s/ Matt Hulsizer

Name: Matt Hulsizer

Title: Manager

MATTHEW HULSIZER

/s/ Matt Hulsizer

JENNIFER JUST

/s/ Jennifer Just